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On the Issue Date specified, Ford Motor Credit Company ("Ford Credit") will issue the series of its Continuously Offered Bonds for Retail Accounts Due Nine Months or More from the Date of Issue described below. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase each series of the Notes at the price indicated, for resale at the Price to Public shown below. After the initial public offering of each series, the offering price for that series may be changed.

        Filed under Rule 424(b)(3), Registration Statement No. 333-86832
                Pricing Supplement No. 37, dated August 16, 2004
          (To prospectus dated May 17, 2002, and prospectus supplement dated November 21, 2003)

                            Ford Motor Credit Company
                 Continuously Offered Bonds for Retail Accounts
                 Due Nine Months or More from the Date of Issue

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    Fixed Rate Note                                               Fixed
         CUSIP                                  Price to    Interest Rate per        Interest        Stated Maturity    Survivor's
        Number            Price to Public(1)   Purchasing         Annum         Payment Frequency          Date           Option
                                                Agent(1)
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      34539C UF7                100.0%          99.6125%         3.050%              Monthly         August 21, 2006        YES

Redemption Information:  N/A

      34539C UG5                100.0%          99.3875%         3.750%              Monthly         August 20, 2007        YES

Redemption Information:  N/A

      34539C UH3                100.0%          99.0250%         5.000%             Quarterly        August 20, 2009        YES

Redemption Information:  Redeemable at the Option of Ford Credit on any Interest Payment Date Beginning August 22, 2005.
See the Prospectus Supplement for Further Information.

      34539C UJ9                100.0%          98.8250%         5.550%           Semi-Annually      August 22, 2011        YES

Redemption Information:  Redeemable at the Option of Ford Credit on any Interest Payment Date Beginning August 21, 2006.
See the Prospectus Supplement for Further Information.

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(1)Expressed as a percentage of the aggregate principal amount.
     Trade Date:  August 16, 2004
     Issue Date:  August 25, 2004                                                                              Merrill Lynch & Co.
     Minimum Denominations/Increments: $1,000/$1,000                                                           Purchasing Agent
     All trades in the Notes described in this pricing supplement will settle on the Issue Date                Acting as Principal
     in same-day funds without accrued interest, in book-entry form only through DTC.
     Merrill Lynch & Co. DTC Participant Number:  161
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